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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Primus Knowledge Solutions, Inc.:

   We consent to the use of our report dated March 6, 2000, incorporated herein by reference, relating to the consolidated balance sheets of Primus Knowledge Solutions, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report appears in the Form 8-K of Primus Knowledge Solutions, Inc. dated June 30, 2000 and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Seattle, Washington
July 24, 2000